Exhibit 99.2

Pixelworks, Inc. Q1 2021 Conference Call
May 4, 2021

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s first quarter 2021 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ CFO, Mr. Elias Nader.
Elias Nader
Thank you. Good afternoon, everyone, and thank you for tuning-in to today’s call. With me on the call is Todd DeBonis, Pixelworks' President and CEO. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the company's financial results for the first quarter of 2021.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the company's beliefs as of today, Tuesday, May 4, 2021. The company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2020, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude amortization of acquired intangible assets, stock-based compensation expense, and restructuring expense.
The company uses these non-GAAP measures internally to assess our operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the company's consolidated financial results as presented in accordance with GAAP.
Also included in the company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.
With that said, I will now turn the call over to Todd for his opening remarks.
Todd DeBonis
Thank you, Elias, and good afternoon to those joining us on today’s call and webcast.
As outlined in today’s press release, our first quarter financial results were in-line with our expectations and with all metrics coming in at or above the midpoint of guidance. While anticipated Q1 seasonality in the Projector market resulted in lower consolidated revenue sequentially, with weakness largely offset by record revenue from Mobile, which expanded to 44.0% of total revenue.
Consistent with our guidance, gross margin in Q1 was lower than our historical average, due to a combination of higher supply chain costs, product mix and a new Mobile OEM that ramped during the quarter. This anomaly is now behind us, and we are positioned for gross margin to return our historical range in the second quarter. Starting in Q2 we have passed on the higher material costs to customers while also benefiting from increased unit volumes and improved product mix.
Coming off a challenging global demand environment in 2020 due to the pandemic, we saw improving order patterns during the first quarter that will have a positive impact on our guidance for Q2. Additionally, we have seen a positive response to our increased lead-times across all product lines and now have better visibility on the demand throughout 2021. Most importantly, we sustained all fundamental R&D efforts over the past year, which was critical to securing the new wins we’ve announced year-to-date and the expanded opportunity pipeline we have today.
Specific to the Mobile business in the first quarter, revenue grew 91.0% sequentially and was up 58.0% year-over-year to a quarterly record. This marked the third consecutive quarter of 50%+ sequential growth in Mobile. We believe the Mobile market is primed for growth in 2021 as the industry and end market demand recovers. Third party research firms are forecasting global smartphone units to grow 7-8% this year, with OEMs returning to their more traditional, seasonal launch cycles for next-generation phones. A significant portion of the expected growth this year will come from China, where consumer demand has fully recovered – according to research from Cowan, total unit shipments of smartphones in China were up an estimated 100% year-over-year in Q1 over the first quarter of 2020. Additionally, they projected the penetration of 5G-enabled smartphones shipped in China was a record 76.0% of units in the month of March. All these data points and the current market dynamics bode well for Pixelworks in the mobile segment, where we have focused a large majority of the company’s resources.
More broadly, the ongoing global adoption of 5G technology will continue to be an important trend this year, as it enables more efficient delivery of higher quality video and gaming content to mobile devices. Research firms, including Gartner and Counterpoint, project the global mix of 5G-enabled devices to more than double year-over-year and represent at least one-third of total smartphone unit shipments in 2021. As 5G expands and becomes mainstream, the high associated value proposition of our leading visual processing technology becomes applicable to an increasing share of total smartphone units.
Another prominent and favorable trend is the growing shift by OEMs to more advanced AMOLED displays that support higher refresh rates of 90 to 144 Hz. The primary benefit of these higher refresh rates are smoother scrolling and animation, with early adoption largely concentrated in flagship and gaming-centric phones. Today, adoption of higher frame rates by mobile OEMs is still in the early innings, as smartphones supporting 90+ Hz likely accounted for less than ~10% of the market in 2020. While the penetration will be much higher in 2021, there are two existing drawbacks for consumers. The first is limited available content that supports being displayed at higher frame rate, and the second is the increased power consumption associated with refreshing the screen at higher rates. Our visual processors address both challenges, providing the ability to upscale low frame-rate content to higher rates while reducing the load on the apps processor, resulting significant improvements in visual quality and power efficiency.
Also specific to AMOLED displays, they create a need for additional color management in order to display colors accurately, an area that Pixelworks excels and which we have been actively promoting for many years. While some degree of color management is frequently offered in the applications processor, our solutions take color accuracy to another level, providing both meaningful differentiation as well as highly efficient color calibration. Third-party tests have consistently proven Pixelworks delivers the best color accuracy in the industry. With availability of AMOLED displays expanding beyond tier-one flagships and the cost coming down, more OEMs are adopting these displays and thus paying more attention to delivering ‘accurate color’.
This increased focus on color accuracy only makes sense when implemented together with color calibration due to the frequent manufacturing variances inherent in OLED displays. Pixelworks patented color calibration, which can be integrated using our Soft Iris solution or with our visual processors, is extremely efficient and reduces the time required to calibrate a mobile device across all standard color gamuts during the manufacturing process to under 30 seconds.
I also want to emphasize a few important elements of our Soft Iris or software-only solutions to address certain common misconceptions. First, our Soft Iris solution can only be applied on platforms with a relatively high-end application processor that has certain video display pipeline capabilities. Although simpler and less expensive to incorporate into a smartphone than a chip, the requirement for Soft Iris to run on a reasonably robust video display pipeline prevents it from being a solution for most lower-end smartphones. Perhaps most important, our Soft Iris solution is not feature static, and in fact is currently in its 3rd generation. We continue to upgrade the solution with new and optimized capabilities to deliver incremental value to OEMs, and as we add functionality, we are also able to gradually increase the price of Soft Iris when used as a standalone solution.
At a more macro level, one of the fastest growing use cases is mobile gaming. The combination of more powerful GPU’s, ultra-low latency of 5G and Wi-Fi 6 is enabling multiple very popular interactive games that previously could only realistically be played on a console or PC, to now be played on a mobile device. In addition to the gaming phones announced in recent months that incorporate Pixelworks technology, we have strong indications from multiple mobile OEMs that gaming will be a lasting and growing trend, and they are focused on optimizing the gaming use case in both their premium and flagship phones. Higher frame rates are fundamental to providing the most immersive and realistic gaming experience, yet also creates several pain-points in a mobile environment. Our family of visual processors provide a distributed visual architecture that solves multiple challenges, such as motion clarity, color depth and contrast, and eye comfort. However, the single largest pain-point for mobile gaming is battery life and heat dissipation – rendering and displaying dynamic content, whether gaming or video, consumes battery life faster than all other use cases combined. Distributing or offloading the visual processing to our processor and upscaling the frame rate of the displayed content with Pixelworks’ smart motion processing algorithms decreases the workload on the AP, reducing overall system power consumption. We’ve demonstrated that this distributed visual architecture with the Pixelworks co-processor results in up to 30% less battery drain and up to 10 degrees (Celsius) lower phone temperature during sustained high frame rate gaming. Beyond solving key pain-points, we provide a path to higher frame rate modes that fully utilize the capabilities of the display. This includes providing advanced features, such as AI-optimized picture quality, real-time SDR-to-HDR conversion, dark noise suppression, and smooth auto-adaptive brightness control
As highlighted on our previous call, we introduced our most recent sixth generation (i6) visual processor in Q4, which is the first to incorporate AI adaptive picture quality. The dedicated AI engine in our i6 processor utilizes power-efficient inferencing that augments Pixelworks' extensive knowledge base and industry-leading display processing algorithms with numerous real-time inputs from the content, sensors, display, user preferences and environment. This enables increased adaptability of overall picture quality in real-time, including color depth, contrast, and sharpness, while adaptively preserving viewing clarity in any lighting environment.
Looking at the mobile wins we’ve announced year-to-date, Pixelworks visual processors and software solutions have been incorporated in a total of 11 models launched by 6 different mobile OEMs, including our second tier-one, vivo, as well as another first-time customer, Lenovo. Brief highlights from the recent wins include:
Our long-time customer and consistent early-adopter, ASUS, became the first OEM to incorporate Pixelworks sixth generation i6 visual processor with its launch of the ASUS ROG Phone 5. Featuring a 6.78" AMOLED capacitive touchscreen display and supporting up to 144 Hz refresh rate, this ultra-high performance gaming phone leverages the full suite of advanced features in our i6 chip, including AI-based adaptive picture quality as well as AI-enhance real-time SDR-to-HDR conversion.
Also, during quarter, OPPO extended its use of our proprietary and industry-leading color calibration and flesh tone management in the launch of the OPPO Find X3 and Find X3 Pro series, while also retroactively incorporating Pixelworks software solution via a firmware upgrade in the Reno 5 Pro+.
In mid-March, we were pleased to have announced our second tier-one mobile OEM, vivo, in conjunction the launch of the iQOO Neo 5 smartphone. Designed to deliver an unmatched 5G gaming experience, the iQOO Neo 5 incorporates our X5 Pro processing solution to enable a unique ‘gaming experience mode’ while also leveraging Pixelworks patented motion estimation and motion compensation (MEMC) technology that optimizes content for power efficient HDR gaming at refresh rates of up to 120 Hz. Also unique to the iQOO Neo 5 is a dedicated optimization, in close collaboration with Pixelworks, that boosts the devices display performance while playing a select group of popular mobile games, including Game for Peace, Hongkai Impact 3, and Perfect World. Subsequent to the launch of Neo 5, iQOO released a derivative and renamed version of this smartphone in India, the iQOO 7 5G, which also incorporates our X5 visual processor.
Additionally, OnePlus incorporated Pixelworks technology across its flagship OnePlus 9 series of phones, following the success and highly acclaimed display performance of its 8 series in 2020. The OnePlus 9 Pro features a 6.7" Fluid AMOLED display with WQHD+ resolution supporting 120 Hz, coupled with our X5 Pro. Leveraging Pixelworks’ patented Dual MotionEngine technology optimized for variable high refresh rates, the OnePlus 9 Pro can deliver superior visual quality across a wide range of content, video formats, frame rates and apps, while simultaneously optimizing power consumption.
As previously mentioned, Lenovo also became a new mobile customer in early April with the launch of the Lenovo Legion Phone Duel 2. Utilizing Qualcomm’s Snapdragon 888 5G Mobile Platform and featuring a 6.9” AMOLED display that supports 144 Hz refresh rate, the Legion Phone Duel 2 incorporates our i6 processor to provide an immersive HDR experience with multiple levels of content-optimized color depth, contrast and screen adaptiveness.
Most recently announced was the TCL 20 Pro 5G, which also incorporates our i6 processor with AI-enhance picture quality. Featuring a TCL’s new NXTVISION 2.0 display and positioned as a more affordable flagship, the TCL 20 Pro 5G is targeted at disrupting the premium-tier of the smartphone market. Also notable, a recent third-party report published by DXOMARK ranked the TCL 20 Pro 5G as having one of the highest-ever overall display scores across top performing smartphones.
Collectively, these announced wins demonstrate expanding adoption across a series of new and existing customers that are turning to Pixelworks mobile display solutions and expertise to differentiate their next-generation devices with industry-leading display performance. We continue to have a robust pipeline of design-ins on smartphones with planned launches in the coming months and quarters. Looking at our current pipeline, we are on track with our goal for 2021 to double the number of devices launched by customers in 2020. This includes a healthy mix of phones incorporating our i6, X5 and Soft Iris – we expect the growth trajectory in 2021 to be strong for both our hardware and software solutions.

Shifting to the Projector business. As anticipated, we saw a decline in orders for Q1, which is consistent with the seasonally weak first quarter as Japanese OEM customers manage-down inventory prior to their fiscal year-end. However, during the quarter we started to receive upside orders from Projector customers for Q2 and extending into the 2nd half of the year. Improving order patterns are being driven in part by stronger demand in China, where the recovery continue to solid, and steady recovery of demand from the education and consumer segments in the U.S.
Another contributing factor to the increased orders we are seeing is that Projector customers recognize the broadly reported supply constraints across the semiconductor industry. Lead times on orders have extended to 20 weeks, with some customers now willing to place orders as far out as Q4 of this year. As a result, we have bookings in support of a meaningful uptick in Projector revenue in Q2. We’ve also put in place dedicated and aggressive initiatives focused on securing supply from our foundry and assembly and test partners to close the gap between supply and demand. That said, the magnitude and pace of the continued recovery in Projector beyond Q2 is likely to be partly contingent on successfully mitigating ongoing supply constraints in the second half of the year.
More specifically to comment on the supply constraints. We are seeing gaps to meeting 100% of demand across all our product lines but have made significant progress with the help of our supply chain partners in closing those gaps to meet approximately 90% of Q2 demand. Similar to other semiconductor companies, we expect these constraints to remain a headwind throughout 2021.
Turning to a brief update on TrueCut. As discussed on previous conference calls, the growth and sustained trend of direct-to-consumer video significantly increases the value proposition for our TrueCut solution. As part of our ongoing effort to breakthrough and secure a first TrueCut customer in North America, we are continuing to work closely with high-profile creatives and leveraging key influencers in Hollywood. We’ve also continued to narrow our focus on advancing existing engagements and evaluations that are ongoing with a select group of leading U.S. studios and streaming service providers. Each of these prospective engagements recognize the challenges associated with streaming UHD content to High Frame Rate capable SmartTVs – and TrueCut’s unique ability to mitigate those challenges. The remaining gating question is how high of a priority do they put on addressing the problem. While it is still too premature to model or forecast the exact timing, we remain optimistic about securing a first commitment for TrueCut in the U.S. in the coming quarters.
In summary, coming off a challenging year in 2020, I am very pleased with the progress we have made across our business and expect strong growth from both Mobile and Projector in the second quarter. While the supply constraints I just discussed could moderate the trajectory of Projector’s continued recovery as well as limit the full potential of our rapid growth in mobile, we are confident that we have reached an inflection point from the impacts of the pandemic. As a result, we expect to achieve strong top-line growth, expanded gross margins and improved operating results over the coming quarters.
The value proposition of Pixelworks’ visual processing solutions and display expertise in mobile is poised for continued growth commensurate with the mainstream adoption of advanced AMOLED displays, higher refresh rates and 5G-enable mobile gaming. Today, we have a solid a growing pipeline of new mobile design-ins for the remainder of 2021, and we remain on track with our goal of double the number of new smartphone models launched.
With that, I'll hand the call over to Elias to review the first quarter financials and provide our guidance for the second quarter.
Elias Nader
Thank you, Todd.

Revenue for the first quarter of 2021 was $9.3 million, compared to $9.6 million in the fourth quarter of 2020, and compared to revenue of $13.8 million in the first quarter of 2020. The decline in revenue for first quarter reflected a combination of seasonality and weaker end market demand in the Projector and Video Delivery markets, which was partially offset by strong sequential and year-over-year growth in our Mobile business.
The breakdown of revenue in the first quarter was as follows:
•Revenue from Mobile increased to approximately $4.1 million, or 44% of total revenue, driven by strong growth in sales of both visual display processors and software solutions.
•Revenue from Digital Projector decreased to approximately $4.1 million.
•Video Delivery revenue was approximately $1.1 million.
Non-GAAP gross profit margin was 43.7% in the first quarter of 2021, compared to 49.6% in the fourth quarter of 2020 and 52.1% in the first quarter of 2020. As previously indicated in our guidance for the first quarter, the lower than historical gross margin in Q1 was primarily the result of product mix and aggressive pricing that was temporarily extended to a new mobile customer. Having completed the initial ramp of this unique customer program during the first quarter, we anticipate gross margin to return to our historical range in the second quarter, then expand as Mobile continues to grow and the Projector market recovers.
Non-GAAP operating expenses were $10.2 million in the first quarter of 2021, compared to $9.5 million last quarter and $9.7 million in the same period last year. The higher OPEX in the first quarter primarily reflected social benefits in China returning to pre-COVID levels, as well as administrative costs that are typically higher in the first quarter.
On a non-GAAP basis, first quarter 2021 net loss was $6.4 million, or loss of ($0.12) cents per share, compared to a net loss of $4.9 million, or loss of ($0.11) cents per share, in the prior quarter, and a net loss of $2.6 million, or loss of ($0.07) cents per share, in the first quarter of 2020.
Adjusted EBITDA for the first quarter of 2021 was a negative $5.2 million, compared to a negative $3.8 million in the fourth quarter of 2020 and a negative $1.5 million in the first quarter of 2020.
Moving to the balance sheet, we ended the first quarter of 2021 with cash and cash equivalents of approximately $25.4 million. At quarter-end, the company had no long-term debt and zero outstanding balance on our line of credit.
In terms of other balance sheet metrics for the first quarter, days sales outstanding were 54 days at quarter-end, which compared to 44 days at the end of the fourth quarter. Inventory turns were 10.1 times in the first quarter, up from 6.0 times in the prior quarter.
Now turning to our guidance for the second quarter of 2021.
Based on recent order trends and our current backlog, we anticipate strong sequential and year-over-year revenue growth in the second quarter, driven by a combination of another record quarter for Mobile and a significant recovery in Projector. Specifically, we expect total revenue in the second quarter to range between $13.0 million and $15.0 million.
Consistent with my previous comments, we anticipate gross margin to return to our historical range in the second quarter, as the mix of pricing within mobile normalizes and projector gross margin expands. We will also benefit from the improved overhead absorption associated with higher consolidated revenue. More specifically, we expect non-GAAP gross profit margin in the second quarter of between 51% and 55%.
We anticipate operating expenses in the second quarter to range between $10.5 million and $11.5 million on a non-GAAP basis. The anticipated increase in OPEX is mainly due to planned hiring in both engineering and marketing to support our expanding mobile projects in China, as well as development costs associated with our next generation mobile visual processor.
Finally, we expect second quarter non-GAAP EPS to be in the range of between a loss of ($0.04) cents and a non-GAAP loss of ($0.09) cents per share.
That concludes our prepared remarks, and we will now open the call for questions.
Operator, please proceed with managing the Q&A session. Thank you.